Aradigm Announces Third Quarter 2007 Financial Results

Company Advances Development Programs for Severe Respiratory Disease

Hayward, CA – November 8, 2007 – Aradigm Corporation (OTC BB: ARDM.OB) (the “Company”) today announced financial results for the third quarter and nine months ended September 30, 2007.

The Company reported revenues for the three months ended September 30, 2007 of $230,000, compared with $1.13 million for the same period in 2006. Total operating expenses for the third quarter were $7.7 million, including an asset impairment charge of $2.1 million, of which $1.6 million was non-cash. This compares with total operating expenses of $8.4 million for the same period in 2006. The asset impairment charge was the result of the Company’s previously announced sublease of its facilities in Hayward, California, which will result in a lower quarterly operating expense for the remaining term of the facility lease.

The net loss for the third quarter of 2007 was $6.9 million, or $0.13 per share, compared with net income of $13.1 million, or $0.82 per share on a fully diluted basis, for the same period in 2006. The third quarter 2006 results reflect a $20.0 million gain from the sale of patents and future royalty interest to Novo Nordisk related to the Company’s AERx® insulin Diabetes Management System (iDMS).

As of September 30, 2007, cash, cash equivalents and short-term investments totaled approximately $47 million.

Third Quarter and Recent Highlights

•	Successfully completed a Phase 1 clinical trial with inhaled liposomal ciprofloxacin. The Company will proceed to conduct a Phase 2a efficacy trial in patients with cystic fibrosis.

•	Announced results of the first human clinical trial demonstrating rapid pulmonary absorption following inhalation of water solutions of nicotine salt from the AERx Essence® system paralleled by reduction in cravings for cigarettes — a finding that may lead to a new type of treatment for tobacco smoking cessation.

•	Entered into a sublease agreement with Mendel Biotechnology, Inc. for approximately 67% of the Company’s facilities in Hayward, California, which will result in a substantial operating expense reduction for the remaining term of the facility lease.

•	Entered into an agreement with Lung Rx, Inc., a wholly-owned subsidiary of United Therapeutics, to develop their pulmonary arterial hypertension (PAH) drug treprostinil in Aradigm’s AERx Essence inhalation delivery system.

•	Entered a collaboration agreement with Cydex Inc. to develop new approaches to combination products for the treatment of asthma and chronic obstructive pulmonary disease.

“Our recent clinical trial results and collaborative development agreements demonstrate significant progress in the execution of our new strategy to become a leading company in the prevention and treatment of severe respiratory disease,” said Igor Gonda, Ph.D., Aradigm’s President and CEO. “These accomplishments strengthen our financial position, broaden and improve our program portfolio, and reflect the advantages of our formulation and device technologies.”

Year-to-Date Results

Revenues for the nine months ended September 30, 2007 were $943,000, compared with $4.0 million for the same period in 2006. Revenues in the first nine months of 2007 were derived primarily from collaboration and product development contract payments related to our inhalation anthrax program. Total operating expenses for the first nine months of 2007 were $19.7 million, compared with $32.4 million for the same period in 2006. The net loss for the first nine months of 2007 was $17.0 million, or $0.34 per share, compared with a net loss of $7.6 million, or $0.52 per share, for the same period in 2006. The 2006 nine-month results reflect a $20.0 million gain recognized in the third quarter of that year from the sale of patents and future royalty interests to Novo Nordisk related to the AERx iDMS program.

The Company’s quarterly report on Form 10-Q is expected to be filed Wednesday, November 14, 2007.

The Company will host a conference call and question and answer session today at 4:30 pm Eastern Time, 1:30 pm Pacific Time, to discuss these financial results. Dial toll free 1 (800) 323-0845, or for International callers, dial +1 (706) 634-8407. The passcode for participation is 21379983. For those unable to listen to the live broadcast, a replay will be available under the Investors section of the company website or by dialing 1 (800) 642-1687 (U.S. domestic) or +1 (706) 645-9291 (international) and entering in the conference ID 21379983 beginning approximately one hour after the completion of the call.

About Aradigm

Aradigm is an emerging specialty pharmaceutical company focused on the development and commercialization of a portfolio of drugs delivered by inhalation for the treatment and prevention of severe respiratory diseases by pulmonologists. Current activities include partnered and self-initiated development programs addressing the treatment of cystic fibrosis, bronchiectasis, pulmonary hypertension, inhalation anthrax infections and smoking cessation.

In addition, Aradigm’s AERx iDMS, which has been licensed to Novo Nordisk for development and commercialization in return for royalties, is in Phase 3 testing for Type 1 and Type 2 diabetes. Under the agreements with Novo Nordisk, Novo Nordisk is responsible for all further clinical, manufacturing and commercial development, while Aradigm and Novo Nordisk continue to cooperate and share in technology development, as well as intellectual property development and defense. More information about Aradigm can be found at www.aradigm.com.

Except for the historical information contained herein, this news release contains forward-looking statements that involve risk and uncertainties, including the potential for new products, the execution of the Company’s new strategy and future operating expense reductions, as well as the other risks detailed from time to time in Aradigm Corporation’s Securities and Exchange Commission (SEC) filings, including the Company’s Annual Report on Form 10-K, and quarterly reports on Form 10-Q.

Aradigm, AERx and AERx Essence are registered trademarks and the Aradigm Logo is a trademark of Aradigm Corporation.

Contact:
Investor Relations
Aradigm
(510) 265-8850/9370

Lippert/Heilshorn & Associates
Don Markley or Bruce Voss
(310) 691-7100

ARADIGM CORPORATION
CONDENSED STATEMENTS OF OPERATIONS
(In thousands, except per share information)
(Unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2007	2006	2007	2006

Contract and milestone revenues	$230	$1,126	$943	$4,006

Operating expenses:
Research and development	3,899	4,547	11,147	17,645
General and administrative	1,757	3,514	6,470	9,051
Restructuring and asset impairment	2,059	347	2,059	5,717

Total operating expenses	7,715	8,408	19,676	32,413

Loss from operations	(7,485)	(7,282)	(18,733)	(28,407)
Gain on sale of patent and royalty interest	—	20,000	—	20,000
Interest income	684	459	2,020	839
Interest expense	(101)	(95)	(293)	(101)
Other income (expense)	—	(7)	16	26

Net (loss) income	$(6,902)	$13,075	$(16,990)	$(7,643)

Basic net (loss) income per common share	$(0.13)	$0.89	$(0.34)	$(0.52)

Diluted net (loss) income per common share	$(0.13)	$0.82	$(0.34)	$(0.52)

Shares used in computing
Basic net (loss) income per common share **	53,948	14,660	49,617	14,625

Diluted net (loss) income per common share **	53,948	15,982	49,617	14,625

• All share and per share data reflects a 1 for 5 reverse stock split effective January 4, 2006 and approved by Aradigm shareholders in January 2006.

ARADIGM CORPORATION
CONDENSED BALANCE SHEETS
(In thousands)

	September 30,	December 31,
	2007	2006
	(Unaudited)	*

ASSETS
Current assets:
Cash and cash equivalents	$34,512	$27,013
Short-term investments	12,509	501
Restricted cash	74	—
Receivables	302	643
Prepaid expenses and other current assets	812	1,002

Total current assets	48,209	29,159
Property and equipment, net	3,055	2,592
Notes receivable from officers and employees	32	31
Restricted cash	228	—
Other assets	276	444

Total assets	$51,800	$32,226

LIABILITIES, CONVERTIBLE PREFERRED STOCK AND SHAREHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	1,080	1,151
Accrued cost of clinical and other studies	734	278
Accrued compensation	1,639	1,814
Facility lease exit obligation	377	—
Other accrued liabilities	366	511

Total current liabilities	4,196	3,754
Deferred revenue	440	—
Deferred rent	301	1,035
Facility lease exit obligation	1,467	—
Other accrued liabilities	325	29
Note payable and accrued interest to related party	7,973	7,686
Convertible preferred stock	—	23,669
Shareholders’ equity (deficit)	37,098	(3,947)

Total liabilities, convertible preferred stock, and shareholders’ equity (deficit)	$51,800	$32,226

• The balance sheet at December 31, 2006 has been derived from the audited financial statements at that date.

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